EXHIBIT 10.1

Amended and Restated Standby Letter of Credit Agreement
(Uncommitted)
June 21, 2019
To induce Wells Fargo Bank, National Association and/or any of its branches or affiliates, in its sole discretion, to issue one or more standby letters of credit (as may be amended from time to time, each a “Credit” and collectively, the “Credits”) (such issuers of a Credit, individually and collectively, “Bank”) at the request of Renaissance Reinsurance Ltd., a Bermuda company (“RRL”), Renaissance Reinsurance U.S. Inc., a Maryland corporation (“RRUS”), DaVinci Reinsurance Ltd., a Bermuda company (“DaVinci”), or RenaissanceRe Europe AG, a Swiss corporation (Aktiengesellschaft) (“RRE AG” and, collectively with RRL, RRUS and DaVinci, “Applicants” and, individually, an “Applicant”) and for the account of the Applicant named in the Application (as defined below), Applicants and RenaissanceRe Holdings Ltd., a Bermuda company (“Guarantor”), agree that the following terms and conditions of this Standby Letter of Credit Agreement (this “Agreement”) shall apply to each Credit:
1.Applications/Instructions/Discretionary/Defined Terms.

(a)
Applications/Instructions. The request to issue or amend a Credit (an “Application”) shall be in such form as Bank shall from time to time require or agree to accept (including any type of electronic form or means of communication). Each Application shall specify, among other things, whether the requested Credit is to be a Secured Credit or an Unsecured Credit. Inquiries, communications and instructions (whether written, facsimile or in other electronic form approved by Bank) regarding a Credit, an Application and this Agreement are each referred to herein as “Instructions”. Bank’s records of the content of any Instruction will be conclusive, absent manifest error.

(b)
Discretionary. The Credit Parties (as defined below) acknowledge and agree that Bank has no commitment or obligation to Issue (as defined below) any Credit and that the decision to Issue any Credit is entirely discretionary. Accordingly, Bank may decline to Issue any Credit and the Issuance (as defined below) by Bank of any Credit shall not oblige or require Bank to Issue any other Credit. Without limiting Bank’s discretion in any manner, Applicants agree that they will not request that Bank Issue a Credit if such Issuance would cause the aggregate Outstanding Unsecured Credits of the Applicants to exceed $25,000,000.

(c)
Definitions. For purposes of this Agreement, in addition to the terms defined elsewhere herein, the following terms have the meanings set forth below (such meanings to be equally applicable to the singular and plural forms thereof):

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act and all other federal or state laws, rules, and regulations of the United States and any national laws, rules and regulations of any foreign country, in each case applicable to Guarantor and its Subsidiaries concerning or relating to bribery or corruption.
“Anti-Money Laundering Laws” means applicable laws or regulations in any jurisdiction in which any Credit Party is located or doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Bankruptcy Law” means the United States Bankruptcy Code (11 U.S.C. §101 et seq.), as amended, modified, succeeded or replaced from time to time, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or any state thereof, Bermuda, Switzerland, the United Kingdom or any other foreign or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks are authorized or required to close (a) when used in respect of Bank’s obligation under a Credit, at the place (“Bank Location”) where Bank is obligated to honor a presentation or otherwise act under such Credit, (b) when used in respect of the Collateral, New York, New York, Hamilton, Bermuda, Pittsburgh, Pennsylvania, London, England or Zurich, Switzerland, as applicable, and (c) in all other cases, at the Bank Location or in New York, New York, Hamilton, Bermuda, London, England or Zurich, Switzerland, as applicable.
“Change in Law” means the occurrence after the date of this Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. federal or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Collateral” means all the assets, property and interests in property that shall from time to time be pledged or be purported to be pledged as direct or indirect security for the Secured Obligations pursuant to any one or more of the Security Documents.
“Collateral Value” for any Business Day shall be calculated as set forth on Schedule I.
“Control Agreements” means, collectively, the control agreements among Custodian, Bank and (respectively) each Applicant (as amended, supplemented, restated or otherwise modified from time to time), pursuant to which a lien on one or more Custodial Accounts and the contents thereof and all security entitlements related thereto securing the Secured Obligations is perfected in favor of Bank, including, without limitation, (i) the Control

Agreement, dated as of December 23, 2014, among RRL, Bank and Custodian, (ii) the Control Agreement, dated as of December 23, 2014, among DaVinci, Bank and Custodian and (iii) the Control Agreement, dated as of May 15, 2015, among RRUS, Bank and Custodian.
“Credit Documents” means, collectively, this Agreement, the Applications, the Credits, the Fee Letter and each Security Document.
“Credit Parties” means each Applicant and Guarantor, and “Credit Party” means any of them.
“Credits” has the meaning specified in the first paragraph of this Agreement.
“Custodial Account” means each custodial, brokerage or similar account of any Applicant maintained by the Custodian as a “securities account” within the meaning of Section 8-501(a) of the UCC for such Applicant as the “entitlement holder” within the meaning of Section 8-102(7) of the UCC pursuant to a custodial agreement, on which (and on the contents of which) a lien has been granted as security for the Secured Obligations.
“Custodian” means The Bank of New York Mellon (in its capacity as custodian of the Custodial Accounts).
“Designated Person” means any Person listed on a Sanctions List or otherwise the subject or target of any Sanction.
“Draw Date” has the meaning specified in Section 2(a)(i).
“Due Date” has the meaning specified in Section 2(a)(i).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Excluded Entity” means any of the following (a) any Person in which Guarantor and/or its Subsidiaries, individually or in the aggregate, own, directly or indirectly, equity interests entitled to not more than 50% of the profits thereof, (b) any Person created for the purpose of issuing securities to support specified insurance or reinsurance obligations or other liabilities of Guarantor or any of its Subsidiaries and (c) any cell of a protected cell company or substantially similar entity which operates under applicable Law as a single legal entity that is legally protected from the liabilities of Guarantor’s and its Subsidiaries’ other accounts.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to Bank or required to be withheld or deducted from a payment to Bank, (a) Taxes imposed on or measured by net income (however denominated), and franchise Taxes, by the jurisdiction (or any political subdivision thereof) under the laws of which Bank is organized, in which its principal office is located, or from which it is transacting; (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction described in clause (a); (c) Taxes imposed as a result of a present or former connection between Bank and the jurisdiction imposing such Tax (other than connections solely arising from Bank having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Credit Document); (d) any Tax attributable to the failure of Bank to provide properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other reasonably requested information (unless the failure to provide such documentation and other information is due to Bank’s reasonable judgment that such documentation or information would subject Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Bank) as will permit a Credit Party to determine (i) whether or not payments made by the Credit Party hereunder or under any other Credit Document are subject to Taxes, (ii) if applicable, the required rate of withholding or deduction, (iii) Bank’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to Bank by a Credit Party pursuant to this Agreement or a Credit Document, or (iv) otherwise to establish Bank’s status for withholding Tax purposes in the applicable jurisdictions; (e) in the case of (i) Bank, any withholding Tax imposed on amounts payable to or for the account of Bank with respect to any Credit Document pursuant to the laws in force on the date hereof, and (ii) any successor or assign, withholding Tax imposed on amounts payable to or for the account of such successor or assign with respect to any Credit Document pursuant to the laws in force at the time such successor or assign become a party to such Credit Document, and (f) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Credits” means the letters of credit issued by Bank under the Existing Standby LC Agreement.
“Existing Standby LC Agreement” means the Standby Letter of Credit Agreement, dated as of December 23, 2014, as amended, between the Credit Parties and Bank.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder, as of the date of this Agreement (or any amended version that is substantively comparable) and any current or future regulations or official interpretations thereof.
“Fee Letter” means the fee letter, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time), between the Credit Parties and Bank.
“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).
“Issue” means, with respect to any Credit, to issue, to amend or to extend the expiry of, or to renew or increase the stated amount of, such Credit. The terms “Issued”, “Issuing” and “Issuance” have corresponding meanings.
“Material Adverse Effect” means a material adverse effect on (i) with respect to any representation or covenant of any Credit Party other than DaVinci, (a) the assets, business, financial condition or operations of the Guarantor and its subsidiaries taken as a whole, or (b) the ability of the Guarantor to perform any of its payment or other material obligations under any of the Credit Documents, (ii) with respect to any representation or covenant of DaVinci, (a) the assets, business, financial condition or operations of DaVinci and its subsidiaries taken as a whole, or (b) the ability of DaVinci to perform any of its payment or other material obligations under any of the Credit Documents and (iii) with respect to any representation or covenant of any Credit Party, the legality, validity, binding effect or enforceability against any Credit Party of any Credit Document that by its terms purports to bind such Credit Party or the lien of the applicable Security Documents.
“Material Subsidiary” means (a) RRL and (b) each other Subsidiary of Guarantor that either (i) as of the end of the most recently completed fiscal year of Guarantor for which audited financial statements are available, has assets that exceed 10% of the total consolidated assets of Guarantor and all its Subsidiaries as of the last day of such period or (ii) for the most recently completed fiscal year of Guarantor for which audited financial statements are available, has revenues that exceed 10% of the consolidated revenue of Guarantor and all of its Subsidiaries for such period; provided, that on any date of determination as to whether any Subsidiary is a Material Subsidiary, if subsequent to the most recently completed fiscal year of Guarantor for which audited financial statements are available, Guarantor or any Subsidiary of Guarantor completed one or more acquisitions that required the preparation of pro forma financial information of the type required by Article XI of Regulation S-X promulgated by the Securities and Exchange Commission, then such pro forma financial information (or, if multiple such acquisitions shall have been completed, then the most recent of such pro forma financial information) shall be used in place of the aforesaid audited financial statements to determine whether such Subsidiary is a Material Subsidiary.
“Obligations” means all obligations and liabilities (including any interest and fees accruing after the filing of a petition or commencement of a case by or with respect to any Applicant seeking relief under any applicable Bankruptcy Laws and any fraudulent transfer and fraudulent conveyance laws, whether or not the claim for such interest or fees is allowed in such proceeding), including without limitation, reimbursement and other payment obligations and liabilities, of each Applicant to Bank arising under, or in connection with, the applicable Credit Document, including, without limitation, Section 4 below, any Application or any Credit (including any Existing Credit), in each case whether matured or unmatured, absolute or contingent, now existing or hereafter incurred.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Taxes” has the meaning specified in Section 2(b).
“Outstanding Credits” means, for each Applicant, as of any time, the sum of (a) the Outstanding Secured Credits of such Applicant at such time and (b) the Outstanding Unsecured Credits of such Applicant at such time.
“Outstanding Secured Credits” means, for each Applicant, as of any time, the sum of (a) the stated amount of all outstanding Secured Credits of such Applicant at such time and, without duplication, (b) all reimbursement and payment obligations in respect of Secured Credits of such Applicant at such time.
“Outstanding Unsecured Credits” means, for each Applicant, as of any time, the sum of (a) the stated amount of all outstanding Unsecured Credits of such Applicant at such time and, without duplication, (b) all reimbursement and payment obligations in respect of Unsecured Credits of such Applicant at such time.
“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into Law October 26, 2001)).
“Payment Date” has the meaning specified in Section 2(a)(i).
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.
“Pledge Agreements” means, collectively, the respective Pledge and Security Agreements (as amended, supplemented, restated or otherwise modified from time to time), made by Applicants in favor of Bank, including, without limitation, (i) the Amended and Restated Pledge and Security Agreement, dated as of the date hereof, made by RRL in favor of Bank, (ii) the Amended and Restated Pledge and Security Agreement, dated as of the date hereof, made by DaVinci in favor of Bank and (iii) the Amended and Restated Pledge and Security Agreement, dated as of the date hereof, made by RRUS in favor of Bank.
“Prime Rate” means that rate of interest most recently announced within Bank at its principal office as its “Prime Rate”, with the understanding that the Prime Rate is one of Bank’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and evidenced by the recording thereof in such publication or publications as Bank may designate. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Sanctioned Country” means, at any time, a region, a country or territory which is itself the subject or target of any Sanctions (which, as of the date of this Agreement, is Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine).
“Sanctions” means (a) economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States government, including those administered or enforced by OFAC, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, and (b) economic or financial sanctions imposed, administered or enforced from time to time by the United States State Department, the United States Department of Commerce or the United States Department of the Treasury.

“Sanctions List” means any of the lists of specifically designated nationals or designated Persons published (and accessible to the public) by the U.S. government and administered by OFAC, the United States State Department, the United States Department of Commerce or the United States Department of the Treasury, Her Majesty’s Treasury of the United Kingdom or the United Nations Security Council or any similar list maintained by the European Union, any other EU Member State or any other U.S. Governmental Authority, in each case as the same may be amended, supplemented or substituted from time to time.
“Secured Credit” means any Credit Issued hereunder that is secured by Collateral.
“Secured Obligations” means all Obligations in respect of Secured Letters of Credit.
“Security Documents” means, collectively, (a) the Pledge Agreements and (b) the Control Agreements.
“Standard Letter of Credit Practice” has the meaning specified in Section 4(c).
“Subsidiary” means a Person of which the indicated Person and/or its other Subsidiaries, individually or in the aggregate, own, directly or indirectly, such number of outstanding shares or other equity interests as have at the time of any determination hereunder more than 50% of the ordinary voting power. Unless otherwise specified, “Subsidiary” shall mean a Subsidiary of Guarantor; provided, however, that no Excluded Entity shall be deemed to be a Subsidiary of Guarantor.
“Taxes” has the meaning specified in Section 2(b).
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.
“Unsecured Credit” means any Credit Issued hereunder that is not secured by Collateral.
“U.S.” means United States of America.
2.    Applicant’s Reimbursement and Payment Obligations and Terms.

(a)
General Payment Obligations. All Credits shall be denominated in U.S. dollars. For each Credit, the applicable Applicant shall, as to clause (i) below, reimburse Bank, and as to all other clauses below, pay Bank, in each case in U.S. dollars:

(i)
with respect to a drawing under any Credit, the amount of each drawing paid by Bank thereunder no later than the third (3rd) succeeding Business Day (the “Due Date”) after the date such payment under such Credit is made by Bank (the “Draw Date”), together with interest as provided below on the amount so paid by Bank (to the extent not reimbursed prior to 1:00 P.M. on the Draw Date) for the period from the Draw Date to the date the reimbursement obligation created thereby is satisfied in full (the “Payment Date”). If the Payment Date is on or prior to the Due Date, such interest shall be payable at the lesser of (A) the Prime Rate as in effect from time to time during the period from the Draw Date to the Payment Date and (B) the highest rate permitted by applicable law. If the Payment Date is after the Due Date, such interest shall be payable (x) as provided in the preceding sentence during the period from and including the Draw Date to and not including the Due Date, and (y) at the lesser of (1) the Prime Rate as in effect from time to time plus 2% and (2) the highest rate permitted by applicable law from and including the Due Date to and not including the Payment Date;

(ii)	the fees payable by such Applicant at such times and in such amounts as are set forth in the Fee Letter;

(iii)
except as otherwise provided in clause (i) above and clause (iv) below, interest on each amount payable by such Applicant under the applicable Credit Documents for each day from and including the date such payment is due to and not including the date of payment, on demand, at a rate per annum equal to the lesser of (A) the Prime Rate as in effect from time to time plus 2% and (B) the highest rate permitted by applicable law;

(iv)
within ten (10) days of demand, Bank’s documented out-of-pocket costs and expenses (including the reasonable and documented legal fees, charges and disbursements of outside counsel to Bank incurred in connection with the protection or enforcement of Bank’s rights against any Credit Party under this Agreement and the other applicable Credit Documents and any correspondent bank’s documented charges related thereto), with interest from the date of demand by Bank to and not including the date of payment by such Applicant, at a rate per annum equal to the lesser of (A) the Prime Rate as in effect from time to time plus 2% and (B) the highest rate permitted by applicable law;

(v)
if as a result of any Change in Law, Bank determines that the cost to Bank of Issuing or maintaining any Credit is increased (excluding, for purposes of this clause (a)(v), any such increased costs resulting from (A) Excluded Taxes and Other Taxes (in each case as to which Section 2(b) shall govern) and (B) changes in the basis of taxation of overall net income or overall gross income by the U.S. or by the foreign jurisdiction or state under the laws of which Bank is organized or has its lending office or any political subdivision thereof), then the Applicant for which such Credit is Issued or maintained will pay to Bank, from time to time, within ten (10) days after demand by Bank, which demand shall include a statement of the basis for such demand and a calculation in reasonable detail of the amount demanded, additional amounts sufficient to compensate Bank for such increased cost. A certificate as to the amount of such increased cost, submitted to Guarantor by Bank, shall be conclusive and binding for all purposes, absent manifest error; provided that Bank shall only be so reimbursed or compensated to the extent that Bank is then generally seeking reimbursement or compensation in respect of credit transactions similar to the transactions contemplated hereby from borrowers similarly situated to Applicants to the extent such Change in Law is applicable thereto; and

(vi)
if Bank determines that any Change in Law affecting Bank or any lending office of Bank or Bank’s holding company regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on Bank’s capital or on the capital of Bank’s holding company as a consequence of this Agreement or the Credits issued by Bank to a level below that which Bank or Bank’s holding company could have achieved but for such Change in Law (taking into consideration Bank’s or its holding company’s policies with respect to capital adequacy), then from time to time the applicable Applicants shall, severally based on their relative pro rata usage of Credits at such time, pay to Bank within ten (10) days after demand by Bank, which demand shall include a statement of the basis for such demand and a calculation in reasonable detail of the amount demanded, such additional amount or amounts as will compensate Bank or Bank’s holding company for any such reduction suffered. A certificate as to such amounts submitted to Guarantor by Bank shall be conclusive and binding for all purposes, absent manifest error.
Bank shall promptly notify Guarantor of any event of which it has actual knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in Bank’s good faith judgment, otherwise disadvantageous to Bank) to mitigate or avoid any obligation by the Applicants to pay any amount pursuant to clause (v) or (vi) above or pursuant to Section 2(b) below (and, if Bank has given notice of any such event and thereafter such event ceases to exist, Bank shall promptly so notify Guarantor). Without limiting the foregoing, Bank will use reasonable efforts to designate a different lending office if such designation will avoid (or reduce the cost to the Applicants of) any event described in the preceding sentence and such designation will not, in Bank’s good faith judgment, subject Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to Bank.
Notwithstanding the provisions of clause (v) or (vi) above or Section 2(b) below (and without limiting the immediately preceding paragraph), Bank shall not be entitled to compensation from the Applicants for any amount arising prior to the date which is 90 days before the date on which Bank notifies Guarantor of such event or circumstance (except that if such event or circumstance is retroactive, then such 90-day period shall be extended to include the period of retroactive effect thereof).

(b)
Immediately Available Funds; No Withholding. All reimbursements and payments by or on behalf of an Applicant shall be made in immediately available funds, free and clear of and without deduction for any present or future Taxes (except as required by applicable law), set-off or other liabilities, to such location as Bank may reasonably designate from time to time. The applicable Applicant shall pay all withholding taxes and Other Taxes imposed by any taxing authority on reimbursement or payment under any Credit and any Credit Document, and shall (i) to the extent the withholding or deduction is made on account of Taxes other than Excluded Taxes, increase the sums payable hereunder as necessary so that after any required withholding or deduction (including withholdings and deductions applicable to additional sums payable pursuant to this clause (i)), Bank receives an amount equal to the sum it would have received had no such withholding or deduction been made and (ii) indemnify Bank against all liabilities, costs, claims and expenses resulting from Bank having to pay or from any omission to pay or delay in paying any such taxes, except to the extent that such taxes are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of Bank. Any such payments and indemnifications shall be made within ten (10) days from the date Bank makes written demand therefor. “Taxes” means all taxes, fees, duties, levies, imposts, deductions, charges or withholdings of any kind (other than income taxes, franchise taxes and similar taxes imposed on Bank by any taxing authority and any U.S. federal withholding taxes imposed under FATCA). “Other Taxes” means all present or future stamp, documentary, or similar Taxes, charges or levies that arise from any payment made hereunder or from the execution, delivery, enforcement or registration of, performance under, or otherwise with respect to, this Agreement or any other Credit Document.

(c)
Automatic Debit and Set-Off. Upon the occurrence and during the continuance of any Event of Default with respect to a Credit Party (including Guarantor), Bank may (but shall not be required to), without demand for reimbursement or payment or notice to any Credit Party, and in addition to any other right of set-off that Bank may have, debit any account or accounts maintained by such Credit Party with any office of Bank (now or in the future) and set-off and apply (i) any balance or deposits (general, special, time, demand, provisional, final, matured or absolute) in the account(s) and (ii) any sums due or payable from Bank, to the payment of any and all Obligations owed by such Credit Party to Bank, irrespective of whether Bank shall have made any demand under this Agreement and although such Obligations may be contingent or unmatured. Bank agrees promptly to notify Guarantor after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. Bank shall have debit and set-off rights (similar to those set forth in this Section 2(c)) with respect to Guarantor upon the occurrence and during the continuance of an Event of Default with respect to any Guaranteed Applicant (as defined below).

(d)
Obligations Absolute. Each Applicant’s reimbursement and payment obligations under this Section 2 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including, without limitation:

(i)	any lack of validity, enforceability or legal effect of any Credit or this Agreement or any term or provision therein or herein;

(ii)
payment against presentation of any draft, demand or claim for payment under any Credit or other document presented for purposes of drawing under any Credit (individually, a “Drawing Document” and collectively, the “Drawing Documents”) that does not comply in whole or in part with the terms of the applicable Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein proving to be untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Credit;

(iii)	Bank or any of its branches or affiliates being the beneficiary of any Credit;

(iv)
Bank or any correspondent bank honoring a drawing against a Drawing Document up to the amount available under any Credit even if such Drawing Document claims an amount in excess of the amount available under such Credit;

(v)	the existence of any claim, set-off, defense or other right that Applicant or any other Person may have at any time against any beneficiary or any assignee of proceeds, Bank or any other Person; or

(vi)
any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section, constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, the Obligations, whether against Bank, the beneficiary or any other Person;

provided, however, that subject to Section 4(b) below, the foregoing shall not release Bank from such liability to any Applicant as may be determined by a court of competent jurisdiction by a final and nonappealable judgment against Bank following reimbursement and/or payment of the Obligations.

(e)
Existing Credits. The Credit Parties and Bank agree that each Existing Credit issued for the account of an Applicant that remains outstanding as of the date hereof under the Existing Standby LC Agreement shall be deemed Issued as of the date hereof as a Credit under this Agreement for the account of such Applicant.

(f)
Computation of Interest and Fees. All computations of interest and fees to be made hereunder and under any other Credit Document shall be made on the basis of a year consisting of (i) in the case of interest determined with reference to the Prime Rate, 365/366 days, as the case may be, or (ii) in all other instances, 360 days; and in each case under (i) and (ii), for the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which such interest or fee is payable.

3.    Applicant’s Responsibility. Each Applicant is responsible for preparing and/or approving the final text of any Credit Issued by Bank for its account, irrespective of any assistance Bank may provide such as drafting or recommending text or by Bank’s use or refusal to use text submitted by such Applicant. Each Applicant is solely responsible for the suitability of the Credit for such Applicant’s purposes. Each Applicant will examine the copy of each Credit Issued for its account and any other documents sent by Bank in connection with such Credit and shall promptly notify Bank of any non-compliance with such Applicant’s Instructions and of any discrepancy in any document under any presentment or other irregularity. Each Applicant understands that the final form of any Credit may be subject to such revisions and changes as are deemed necessary or appropriate by Bank in accordance with standard industry practice and such Applicant hereby consents to such revisions and changes. Each Applicant understands and agrees that Bank is not required to extend the expiration date of any Credit Issued for its account for any reason and, with respect to any such Credit containing an “automatic amendment” to extend the expiration date of such Credit, Bank, in its sole and absolute discretion, may give notice of nonrenewal of such Credit at least five (5) calendar days (or such other period as shall be stated in such Applicant’s Application) prior to the end of the original term or, as the case may be, the period of extension. If such Applicant does not at any time want such Credit to be renewed, such Applicant will so notify Bank at least fifteen (15) calendar days before Bank is required to notify the beneficiary of such Credit or any advising bank of such nonrenewal pursuant to the terms of such Credit.
4.    Indemnification; Limitation of Liability.

(a)
Indemnification. Each Applicant agrees to indemnify and hold harmless Bank (including its branches and affiliates), its correspondent banks and each of their respective directors, officers, employees, attorneys and agents (each, including Bank, an “Indemnified Person”) from and against any and all claims, suits, judgments, liabilities, losses, fines, damages, penalties, interest, costs and expenses (including expert witness fees and reasonable out-of-pocket legal fees, charges and disbursements of any counsel (including outside counsel fees and expenses), and all expenses of arbitration or litigation and in preparation thereof), in each case, which are documented and may be incurred by or awarded against any Indemnified Person (collectively, the “Costs”), and which arise out of or in connection with or by reason of this Agreement, the other Credit Documents, the actual or proposed use of the proceeds of the Credits or any of the transactions contemplated thereby, including any Costs which arise out of or in connection with, or as a result of:

(i)	any Credit or any pre-advice of its Issuance;

(ii)	any transfer, sale, delivery, surrender or endorsement of any Drawing Document at any time(s) held by any Indemnified Person in connection with any Credit;

(iii)
any actual or prospective action or proceeding arising out of, or in connection with, any Credit or any Credit Document (whether administrative, judicial or in connection with arbitration, whether based on contract, tort or any other theory and whether brought by a third party or by any Credit Party or affiliate thereof, and regardless of whether any Indemnified Person is a party thereto), including any action or proceeding to compel or restrain any presentation or payment under any Credit, or for the wrongful dishonor of, or honoring a presentation under, any Credit;

(iv)	any independent undertakings issued by the beneficiary of any Credit;

(v)	any unauthorized Instruction or error in computer or electronic transmission in connection with any Credit Issued hereunder;

(vi)	an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated in connection with any Credit Issued hereunder;

(vii)
any third party seeking to enforce the rights of an Applicant, beneficiary, nominated person, transferee, assignee of Credit proceeds or holder of an instrument or document in connection with any Credit Issued hereunder;

(viii)	the fraud, forgery or illegal action of parties other than any Indemnified Person in connection with any Credit Issued hereunder;

(ix)	Bank’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation in connection with any Credit Issued hereunder; or

(x)
the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority or cause or event beyond the control of such Indemnified Person in connection with any Credit Issued hereunder;

in each case, including that resulting from Bank’s own negligence; provided, however, that such indemnity shall not be available to any Person claiming indemnification under any of clauses (i) through (x) above to the extent that such Costs (A) are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Person, (B) are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from a claim by any Credit Party against an Indemnified Party for breach in bad faith of the obligations of such Indemnified Party hereunder or under any other Credit Document, or (C) result from any dispute solely between or among Indemnified Parties; and provided, further, that no Applicant will have liability hereunder for any Costs which result from Credits of any other Applicant. Each Applicant hereby agrees to pay Bank within ten (10) days after demand from time to time all amounts owing under this Section 4(a). If and to the extent that the Obligations of any Applicant under this Section 4(a) are unenforceable for any reason, such Applicant agrees to make the maximum contribution to the Costs permissible under applicable law. This indemnity provision shall survive termination of this Agreement and all Credits.

(b)
Direct Damages; No Punitive Damages. The liability of Bank (or any other Indemnified Person) under, in connection with and/or arising out of any Credit Document or any Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by an Applicant that are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from Bank’s gross negligence or willful misconduct or breach in bad faith of its obligations hereunder or under any Credit (including pre-advice) or other Credit Document. Bank shall be deemed to have acted with due diligence and reasonable care if Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with any Credit Document. No Indemnified Party shall be liable for any damages arising from any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) in connection with this Agreement or the other Credit Documents, except to the extent that any losses, claims, damages, liabilities or expenses result from the gross negligence or willful misconduct of such Indemnified Party in making any such transmission as determined by a final non-appealable judgment of a court of competent jurisdiction.

(c)
“Standard Letter of Credit Practice” means, for Bank, any U.S. federal or state or foreign law or letter of credit practices applicable in the city in which Bank Issued the applicable Credit or for its branch or correspondent banks, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Credit, as the case may be. Such practices shall be (i) of banks that regularly issue Credits in the particular city, and (ii) required or permitted under the ISP (as defined below) or UCP (as defined below), as chosen in the applicable Credit. “ISP” means, International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Credit is issued. “UCP” means, Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Credit is issued. Notwithstanding anything to the contrary in this Agreement or in any other Credit Document, no party hereto and no Indemnified Person shall, under any circumstances whatsoever, be liable in contract, tort or otherwise for any punitive, exemplary, consequential, indirect or special damages or losses regardless of whether or not such party or Indemnified Person shall have been advised of the possibility thereof or the form of action in which such damages or losses may be claimed. Each Applicant shall take action to avoid and mitigate the amount of any damages claimed against Bank or any other Indemnified Person, including by enforcing its rights in appropriate proceedings diligently pursued in the underlying transaction. Any claim by any Applicant under or in connection with any Credit Document shall be reduced by an amount equal to the sum of (1) the amount (if any) saved by such

Applicant as a result of the breach or alleged wrongful conduct complained of; and (2) the amount (if any) of the loss that would have been avoided had such Applicant taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing Bank to effect a cure.

(d)
No Responsibility or Liability. Without limiting any other provision of this Agreement or any other Credit Document, Bank and each other Indemnified Person (if applicable) shall not be responsible to any Applicant for, and/or Bank’s rights and remedies against any Applicant and the Obligations shall not be impaired by:

(i)	honor of a presentation under any Credit that on its face substantially complies with the terms and conditions of such Credit, even if the Credit requires strict compliance by the beneficiary;

(ii)	acceptance as a draft of any written or electronic demand or request for payment under a Credit, even if nonnegotiable or not in the form of a draft;

(iii)
the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than Bank’s determination that such Drawing Document appears on its face to substantially comply with the terms and conditions of the Credit);

(iv)	acting upon any Instruction that it in good faith believes to have been given by a Person authorized to give such Instructions;

(v)	any errors in interpretation of technical terms or in translation;

(vi)	any acts, omissions or fraud by, or the solvency of, any beneficiary, any nominated person or entity or any other Person, other than an Indemnified Party;

(vii)	any breach of contract between the beneficiary and such Applicant or any of the parties to the underlying transaction;

(viii)
payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(ix)
acting as required or permitted, or failing to act as permitted, in each case under Standard Letter of Credit Practice applicable to where it has issued, confirmed, advised or negotiated such Credit, as the case may be;

(x)
honor of a presentation after the expiration date of any Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by Bank if subsequently Bank or any court or other finder of fact determines such presentation should have been honored;

(xi)	dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or

(xii)
honor of a presentation that is subsequently determined by Bank to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.

5.    Representations and Warranties. Each Credit Party hereby represents and warrants with respect to itself to Bank (all of which representations and warranties will be repeated as of the date of each new Application submitted by any Applicant to Bank and as of the date of Issuance of any Credit requested in each such Application) as follows:

(a)
Organization, etc. Such Credit Party is duly organized, incorporated or formed (as applicable), validly existing and (to the extent applicable under the laws of the relevant jurisdiction) in good standing under the laws of the jurisdiction of its organization, incorporation or formation (as applicable), and is duly qualified or licensed to do business (and in good standing as a foreign corporation or entity, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed would have a Material Adverse Effect.

(b)
Power and Authority. Such Credit Party has the requisite power and authority to execute and deliver this Agreement and each other Credit Document to which it is a party and to perform and observe the terms and conditions stated herein and therein, and such Credit Party has taken all necessary corporate or other action to authorize its execution, delivery and performance of each such Credit Document.

(c)
Valid and Binding Obligation. Subject to perfection requirements in the applicable jurisdiction in relation to registration and filing of the Security Documents, this Agreement constitutes, and each other Credit Document when signed and delivered by such Credit Party to Bank will constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights against such Credit Party generally, by general equitable principles or by principles of good faith and fair dealing, and assuming that this Agreement and each such other Credit Document have been validly executed and delivered by each party thereto other than the Credit Parties.

(d)
No Violation or Breach. Such Credit Party’s execution, delivery and performance of each Credit Document to which it is a party and the payment of all sums payable by it under each such Credit Document do not and will not: (i) violate or contravene its charter, bylaws or other organizational documents; (ii) violate or contravene any order, writ, law, treaty, rule, regulation or determination of any Governmental Authority, in each case applicable to or binding upon it or any of its property, the violation or contravention of which would have a Material Adverse Effect; or (iii) result in the breach of any provision of, or in the imposition of any lien or encumbrance (except for liens or encumbrances created under the Credit Documents) under, or constitute a default or event of default under, any agreement or arrangement to which it is a party or by which it or any of its property is bound, the contravention of which agreement or arrangement would have a Material Adverse Effect.

(e)
Approvals. Subject to perfection requirements in the applicable jurisdiction in relation to registration and filing of the Security Documents, no authorization, approval or consent of, or notice to or filing with, any Governmental Authority is required to be made by such Credit Party in connection with the execution and delivery by such Credit Party of any Credit

Document to which it is a party or the Issuance by Bank of any Credit for the account of any Applicant pursuant to this Agreement and the related Application, except for those which have been duly obtained, taken, given or made and are in full force and effect.

(f)
Compliance with Laws. Such Credit Party is in compliance with all applicable laws and regulations, except where the noncompliance with which would not have a Material Adverse Effect, and no Application, Credit or transaction of such Credit Party under any Credit Document to which it is a party will contravene any laws, treaties, rules or regulations of any Governmental Authority, including, without limitation, any foreign exchange control laws or regulations, U.S. foreign assets control laws or regulations or currency reporting laws and regulations, now or hereafter applicable to it, except where the noncompliance with which would not have a Material Adverse Effect.

(g)
No Default Under Other Agreements. Such Credit Party is not in default under any agreement, obligation or duty to which it is a party or by which it or any of its property is bound, which would have a Material Adverse Effect.

(h)
No Arbitration Proceeding or Litigation. There is no pending or, to the knowledge of such Credit Party, threatened arbitration proceeding, litigation or action against it which (i) is reasonably likely to have a Material Adverse Effect or (ii) may affect the legality, validity or enforceability of this Agreement or the other Credit Documents.

(i)
Filed All Tax Returns and Paid All Taxes. Each Credit Party has filed all required tax returns, and all Taxes, assessments and other governmental charges due from it have been fully paid, except for Taxes which are being contested in good faith or those which the failure to file or pay would not have a Material Adverse Effect. Each Credit Party has established on its books reserves adequate for the payment of all federal, state and other income tax liabilities, including those being contested in good faith.

(j)
Financial Statements. The financial statements most recently furnished to Bank by such Credit Party, if any, fairly present in all material respects the financial condition of such Credit Party as at the date of such financial statements and for the periods then ended in accordance with generally accepted accounting principles (“GAAP”) (except as disclosed therein and, in the case of interim financial statements for any fiscal quarter, subject to normal year-end adjustments and except that footnote and schedule disclosure may be abbreviated), and there has been no material adverse change in such Credit Party’s business or financial condition or results of operations since the date of such Credit Party’s most recent annual financial statements.

(k)
Collateral. On the date of Issuance of any Secured Credit for the account of such Credit Party, in its capacity as an Applicant (including the deemed issuance of the Existing Credits on the date hereof for the account of such Credit Party), both immediately before and after giving effect to such Issuance, the Outstanding Secured Credits for the account of such Credit Party do not exceed the Collateral Value of the Collateral pledged by such Credit Party.

(l)	Sanctions; Anti-Corruption; Patriot Act; Beneficial Ownership.

(i)
Neither such Credit Party nor any of its Subsidiaries, and to such Credit Party’s knowledge, none of their respective directors, officers, employees, agents or affiliates (A) is a Designated Person, (B) is a Person that is owned or controlled by a Designated Person or (C) is located, organized or resident in a Sanctioned Country.

(ii)
Such Credit Party, its Subsidiaries and their respective directors, officers and employees and, to the knowledge of such Credit Party, the agents of such Credit Party and its Subsidiaries, are in compliance in all material respects with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

(iii)
Such Credit Party has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by (A) such Credit Party and its Subsidiaries and their respective officers, employees, directors, and affiliates with applicable Sanctions and (B) such Credit Party and its Subsidiaries and their respective officers, employees, directors, agents and affiliates with applicable Anti-Corruption Laws and Anti-Money Laundering Laws.

(iv)
Neither such Credit Party nor its Subsidiaries, and to such Credit Party’s knowledge, none of their respective directors, officers, or employees is now, directly or indirectly engaged in any dealings or transactions (A) with any Designated Person or (B) in any Sanctioned Country, in each case, in violation of applicable Sanctions.

(v)	Such Credit Party and each of its Subsidiaries, if subject to the Patriot Act, is in compliance in all material respects with the provisions of the Patriot Act that are applicable to it.

(vi)	As of the date hereof, the information included in the Beneficial Ownership Certification, if any, delivered by such Credit Party is true and correct in all respects.

(m)	No EEA Financial Institution. Such Credit Party is not an EEA Financial Institution.
6.    Covenants. Each Credit Party hereby severally agrees and covenants with respect to itself to do the following:

(a)
Compliance with Laws. Comply with all federal, state and foreign exchange regulations and other laws and regulations of any Governmental Authority now or hereafter applicable to such Credit Party, any Credit Document or any transactions to which it is a party or to payments under or in connection with any of its Applications and/or Credits, except where the noncompliance with which would not have a Material Adverse Effect.

(b)
Agreement to Deliver Evidence of Authority. Duly complete, execute and promptly deliver to Bank concurrently with the execution of this Agreement, evidence of authority, in a form deemed acceptable to the Bank, certifying such Credit Party’s capacity and authority to execute each Credit Document to which it is a party and the transactions contemplated hereby on behalf of such Credit Party.

(c)
Quarterly Financial Statements. With respect to Guarantor, as soon as available and in any event within sixty (60) days after the end of the first three (3) fiscal quarters of each fiscal year, deliver to Bank unaudited consolidated balance sheets of Guarantor and its consolidated subsidiaries, as of the close of such quarter and the related consolidated statements of income and cash flows for that portion of the fiscal year ending as of the close of such fiscal quarter, all prepared in accordance with GAAP (subject to normal year-end adjustments and except that footnote and schedule disclosure may be abbreviated) and, with respect to the Applicants, the related unaudited consolidating balance sheets and statements of income for such period and accompanied by the certification of the chief executive officer, chief financial officer, chief accounting officer, treasurer or controller of Guarantor that all such financial statements present fairly in all material respects in accordance with GAAP (subject to normal year-end adjustments and except that footnote and schedule disclosure may be abbreviated) the consolidated results of operations and cash flows of the relevant entity as at the end of such fiscal quarter and for the period then ended; provided, however, that the unaudited consolidating financial statements shall not be required with respect to any Applicant to the extent that such Applicant has no Outstanding Credits at the time such financial statements would otherwise be due pursuant to this Section 6(c).

(d)
Annual Financial Statements. With respect to Guarantor and DaVinci, as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year, deliver to Bank a copy of the annual financial statements of each such Credit Party and its consolidated subsidiaries, consisting of audited consolidated balance sheets and audited consolidated statements of income, cash flows and changes in shareholders’ equity, setting forth in comparative form the consolidated figures for the previous fiscal year, which financial statements shall be prepared in accordance with GAAP, and accompanied by a certification without material qualification by the independent certified public accountants regularly retained by such Credit Party, or any other firm of independent certified public accountants of recognized national standing selected by such Credit Party and reasonably acceptable to Bank that all such audited financial statements present fairly in all material respects in accordance with GAAP the consolidated financial position and the consolidated results of operations and cash flows of such Credit Party as at the end of such fiscal year and for the period then ended and, with respect to each Applicant other than DaVinci, unaudited consolidating balance sheets and statements of income, setting forth in comparative form the consolidated figures for the previous Fiscal Year, which consolidating financial statements shall be prepared in accordance with GAAP, provided, however, that the unaudited consolidating financial statements shall not be required with respect to any Applicant to the extent that such Applicant has no Outstanding Credits at the time such financial statements would otherwise be due pursuant to this Section 6(d).

(e)	Other Information. Deliver to Bank such other information (financial or otherwise) as Bank may reasonably request from time to time.

(f)	Collateral.

(i)
Pursuant to the Security Documents and as collateral security for the payment and performance of its Secured Obligations, each Applicant shall grant and convey to Bank a security interest in the Collateral charged and pledged by it, prior and superior to all other liens, except for liens in favor of the Custodian securing payment of amounts advanced to settle authorized transactions or pay income or distributions in respect of Collateral. Each Applicant shall cause the Collateral charged and pledged by it to be made subject to the Security Documents (in form and substance reasonably acceptable to Bank) necessary for the perfection of the security interest in the Collateral and for the exercise by Bank of its rights and remedies with respect thereto. Each Applicant that is a Bermuda company shall promptly after the date hereof file an updated charge against the Collateral with the Bermuda Registrar of Companies and deliver evidence of such filing to Bank no later than thirty (30) days after the date hereof.

(ii)
Each Applicant shall at all times cause the Collateral Value of the Collateral pledged by it to equal or exceed the Outstanding Secured Credits of such Applicant at such time. If on any date the Outstanding Secured Credits of such Applicant shall exceed the Collateral Value of the Collateral pledged by such Applicant, such Applicant agrees to pay or deliver within three (3) Business Days to the Custodian Collateral having an aggregate Collateral Value of not less than the amount of such excess, with any such Collateral to be held in such Applicant’s Custodial Account as security for all Secured Obligations of such Applicant hereunder.

(iii)
Guarantor shall deliver to Bank a certificate in a form reasonably satisfactory to Bank, setting forth with respect to each Applicant the Outstanding Secured Credits of such Applicant, the fair market value of each Applicant’s Collateral by category and in the aggregate, the calculation of each Applicant’s Collateral Value and such other information as Bank may reasonably request (A) within ten (10) Business Days after the end of each fiscal quarter, (B) at and as of such other times as Bank may reasonably request and (C) at such other times as Guarantor may desire.

(iv)
Each Applicant shall cause the Custodian to provide to Bank, in a manner and at times consistent with the terms of the relevant Control Agreement, information with respect to each of its Custodial Accounts, in a format to be agreed by Bank (acting reasonably), which information shall provide, without limitation, a detailed list of the assets in each such Custodial Account (including the amount of cash and a detailed description of the Collateral (including a breakdown listing the name of each issuer, and the fair market value of the assets held of such issuer)), the fair market value of those assets and the pricing source of such valuation.

(g)
Further Assurances. At the Credit Parties’ cost and expense, execute and deliver to Bank such additional certificates, instruments and/or documents and take such additional action as may be reasonably requested by Bank to enable Bank to Issue any Credit pursuant to this Agreement and the related Application, to perfect and maintain the validity and priority of the liens granted pursuant to the Security Documents, to protect, exercise and/or enforce Bank’s rights and interests under any Credit Document and/or to give effect to the terms and provisions of any Credit Document.

(h)	Anti-Corruption Laws; OFAC.

(i)
Guarantor and DaVinci will, and will cause each of its respective Subsidiaries and their respective officers, employees, directors, and affiliates to, comply in all material respects with laws applicable to its operations with respect to transactions of or with any Designated Person or in any Sanctioned Country. Guarantor and DaVinci will each maintain in effect policies and procedures reasonably designed to ensure compliance by (A) such Credit Party and its respective Subsidiaries and their respective officers, employees, directors, and affiliates with applicable

Sanctions and (B) such Credit Party and its respective Subsidiaries and their respective officers, employees, directors, agents and affiliates with applicable Anti-Corruption Laws and Anti-Money Laundering Laws. Each of Guarantor and DaVinci will, and will cause each of its respective Subsidiaries to, terminate, after obtaining knowledge thereof no later than required by applicable law, any funding financing or facilitating by Guarantor or DaVinci or its respective Subsidiaries of any activities, business or transaction of or with any Designated Person or in any Sanctioned Country to the extent that any such activity, business or transaction would be in violation of Sanctions applicable to its operations with respect to transactions of or with any Designated Person or in any Sanctioned Country, as such Sanctions Lists or Sanctions are in effect from time to time.

(ii)
No part of the proceeds of any Credit will be used directly or, to the knowledge of Guarantor, indirectly (A) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, which is in any material respect a violation of the Anti-Corruption Laws or (B) (1) to fund, or to lend, contribute or otherwise make available such proceeds to any other Person to fund, any activities or business of or with any Person, or in any country or territory, that, at the time of such funding or issuance, is, or whose government is, the subject of applicable Sanctions, or (2) in any other manner that would result in a violation of applicable Sanctions or Anti-Money Laundering Laws by any Person party hereto.

(iii)
Each Credit Party will (A) promptly notify Bank, to the extent that Bank previously received a Beneficial Ownership Certification, of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein and (B) promptly upon the reasonable request of Bank, provide Bank any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.

7.    Events of Default. Each of the following shall be an “Event of Default” under this Agreement only with respect to the applicable Credit Party; provided that the occurrence of any of the following with respect to Guarantor (or in the case of Section 7(k), Guarantor and/or any Material Subsidiary) shall constitute an Event of Default with respect to all Guaranteed Applicants (as defined in Section 20 below); and, provided, further, that the occurrence of any of the events set forth in Section 7(k) shall constitute an Event of Default with respect to an Applicant only if there are Outstanding Unsecured Credits of such Applicant under this Agreement at such time and such Applicant has failed to convert all such Outstanding Unsecured Credits to Outstanding Secured Credits within 10 Business Days of the event set forth in Section 7(k) by written notice to Bank, delivery of Collateral to the Custodian having Collateral Value equal to or exceeding such Outstanding Unsecured Credits and delivery of a certificate pursuant to Section 6(f)(iii):

(a)	Failure to Reimburse Draws. The failure by the applicable Credit Party to reimburse or pay any drawing under any Credit or accrued interest thereon on the Due Date therefor.

(b)
Failure to Pay Certain Other Amounts. The failure by the applicable Credit Party to pay any fee or other amount when due under or in connection with any Credit Document to which it is a party or any of its Credits within five (5) Business Days after the same shall become due and payable.

(c)
Breach of Representation and Warranty. Any representation, warranty, certification or statement made or furnished by the applicable Credit Party under or in connection with any Credit Document to which it is a party or as an inducement to Bank to Issue a Credit for its account shall be false, incorrect or misleading in any material respect when made.

(d)
Failure to Maintain Collateral Value. The applicable Credit Party, in its capacity as an Applicant, shall fail to maintain at any time Collateral in which Bank shall have a perfected first priority security interest (or the equivalent in the applicable jurisdiction) and having a Collateral Value of not less than the Outstanding Secured Credits of such Applicant and such failure shall continue or remain unremedied for more than the three (3) Business Day period provided for in Section 6(f)(ii).

(e)
Failure to Perform or Observe Covenants. The applicable Credit Party’s failure to perform or observe any term, covenant or agreement contained in any Credit Document to which it is a party (other than those referred to in subsections (a), (b), (c) and (d) of this Section 7), or the breach of any other obligation owed by such Credit Party to Bank, and with respect to any such failure or breach that by its nature can be cured, such failure or breach shall continue or remain unremedied for thirty (30) calendar days after the earlier of (i) the date on which a responsible officer of such Credit Party acquires knowledge thereof and (ii) the date on which notice thereof is delivered by Bank to such Credit Party.

(f)
Insolvency Proceedings, Etc. The applicable Credit Party institutes or consents to the institution of any proceeding under any Bankruptcy Law; or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Credit Party, as the case may be, and the appointment continues undischarged, undismissed or unstayed for sixty (60) calendar days; or any proceeding under any Bankruptcy Law relating to such Credit Party or to all or any material part of its property is instituted without the consent of such Credit Party, as the case may be, and continues undischarged, undismissed or unstayed for sixty (60) calendar days; or an order for relief is entered in any such proceeding.

(g)
Inability to Pay Debts. The applicable Credit Party generally fails to pay or admits in writing its inability to pay its debts as they become due in accordance with the applicable insolvency law of the relevant jurisdiction.

(h)
Sale of Assets; Merger; Dissolution. There shall occur in one or a series of transactions: (i) the sale, assignment or transfer (whether by division or otherwise) of all or substantially all of the assets of the applicable Credit Party (except to Guarantor or an Applicant other than DaVinci so long as Guarantor or such Applicant expressly assumes such Credit Party’s obligations hereunder); (ii) a merger or consolidation of the applicable Credit Party without the prior written consent of Bank, except that (A) any Credit Party may merge or consolidate with another Credit Party so long as (1) Guarantor is the surviving entity in any such transaction involving Guarantor and (2) a Credit Party other than DaVinci is the surviving entity in any such transaction involving DaVinci and (B) any Credit Party may merge or consolidate with any Person that is not a Credit Party so long as such Credit Party is the surviving entity; or (iii) the dissolution of the applicable Credit Party, except that none of the foregoing shall constitute an Event of Default with respect to any Applicant that terminates this Agreement in accordance with Section 19 below prior to or concurrently with the closing of such transaction.

(i)
Credit Documents. Any provision of any Credit Document to which the applicable Credit Party is a party shall for any reason cease to be valid and binding or enforceable; or such Credit Party shall deny or disaffirm in writing the enforceability of any provision of any Credit Document to which it is a party.

(j)
Security Documents. Any Security Document to which the applicable Credit Party is a party shall for any reason (other than pursuant to the terms thereof) cease to create in favor of Bank a valid and perfected first priority security interest (or the equivalent in the applicable jurisdiction) in the Collateral of such Credit Party purported to be covered thereby; or Bank shall cease for any reason to hold a perfected first priority security interest (or the equivalent in the applicable jurisdiction) in the Collateral of such Credit Party; or such Credit Party shall deny or disaffirm in writing the enforceability of any Security Document.

(k)
Non-Payment of Other Debt. (i) Default in the payment when due and continuance of such default after any applicable grace period (whether or not such debt is accelerated) of any other debt or similar obligation (including, without limitation, any capital lease or letter of credit facility) of, or guaranteed by, any Credit Party or any Material Subsidiary if the aggregate amount of debt (or, in the case of any letter of credit facility, the issued letters of credit) which is due and payable or which is or may be accelerated, by reason of such default or defaults is $100,000,000 or more, or (ii) default in the performance or observance of any obligation or condition and continuance of such default after any applicable grace period with respect to any such other debt (or any letter of credit facility) of, or guaranteed by, any Credit Party and/or any Material Subsidiary if the effect of such default or defaults is to accelerate or permit the acceleration of the maturity of any such debt (or, in the case of any letter of credit facility, the issued letters of credit) of $100,000,000 or more in the aggregate prior to its expressed maturity.

8.    Remedies. Upon the occurrence and during the continuance of any Event of Default (provided, that solely in the case of an Event of Default specified in Section 7(d) above, the following remedies shall be available only with respect to Outstanding Secured Credits of the applicable Applicant):

(a)
The full undrawn amount of each Credit of the applicable Credit Party, together with any additional amounts payable hereunder by such Credit Party, shall, at Bank’s option, become due and payable immediately without demand upon or notice to such Credit Party (and Bank may give notice to the beneficiaries of such Credits in accordance with the terms thereof of the termination of such Credits); provided, however, that in the case of any Event of Default specified in Sections 7(f) or (g) above, the amount of each applicable Credit, together with any additional amounts payable hereunder, shall, automatically and without any notice to any Credit Party or any other act by Bank, become immediately due and payable;

(b)
On the third Business Day following the date on which an Applicant receives notice from Bank demanding deposit of cash collateral, such Applicant will deposit into an account established and maintained with Bank (“Collateral Account”) an amount in cash equal to 101% of all Outstanding Unsecured Credits of such Applicant on such date and shall execute such other agreements in form and substance satisfactory to Bank; provided that the obligation to deposit such cash collateral will become effective immediately, without any demand or notice of any kind, upon the occurrence of the Event of Default described in Sections 7(f) or (g) above. Each Applicant does hereby grant to Bank, for its benefit, and as collateral security for the Obligations and performance by such Applicant of all the terms, covenants and agreements to be performed under any Credit Document or any other document delivered in connection with this Agreement, a security interest in, all of such Applicant’s right, title and interest in, to and under, whether now or hereafter existing or arising, any such Collateral Account established by Bank pursuant to this clause (b) and all amounts on deposit therein and all certificates and instruments, if any, from time to time evidencing any of the foregoing, together with all proceeds of and all amounts received or receivable under any and all of the foregoing; and

(c)
Bank may exercise from time to time any of the rights, powers and remedies available to Bank under any Credit Document to which such Credit Party is a party, under any other documents now or in the future evidencing or securing the Obligations or under applicable law, and all such remedies shall be cumulative and not exclusive.

With respect to Bank’s exercise of any of the foregoing rights, powers and/or remedies, each Credit Party hereby waives presentment, protest, dishonor, notice of dishonor, demand, notice of protest, notice of non-payment, notice of acceptance of this Agreement, any other Credit Document and any other notice or demand of any kind not expressly provided for herein or in any other Credit Document from Bank.

Except as expressly provided herein, no Event of Default solely with respect to an Applicant shall affect the ability of any non-defaulting Applicant to request or obtain Credits under this Agreement.

9.    Subrogation. The Bank, at its option, shall be subrogated to each Applicant’s rights against any Person who may be liable to such Applicant on any transaction or obligation underlying any Credit, to the rights of any holder in due course or Person with similar status against such Applicant, and to the rights of any beneficiary or any successor or assignee of any beneficiary.
10.    Governing Law; UCP; ISP; Standard Letter of Credit Practice. Each Credit Document and each Credit shall be governed by and construed in accordance with (a) in the case of each Credit Document (other than the Credits), the substantive laws of New York (including without limitation Section 5-1401 of the General Obligations Law of the State of New York) and (b) in the case of each Credit, the governing law specified in the applicable Credit, or if no governing law is so specified, the ISP or UCP, as set forth in each Credit, which is, as applicable, incorporated herein by reference into this Agreement and which shall control (to the extent not prohibited by the laws of New York) in the event of any inconsistent provisions of such law. Unless Applicant specifies otherwise in its Application for a Credit, Applicant agrees that Bank may issue a Credit subject to the ISP or UCP. Bank's privileges, rights and remedies under the ISP, UCP shall be in addition to, and not in limitation of, its privileges, rights, and remedies expressly provided for herein. The ISP and UCP shall serve, in the absence of proof to the contrary, as evidence of Standard Letter of Credit Practice with respect to matters covered therein. To the extent permitted by applicable law, (i) this Agreement shall prevail in case of conflict between this Agreement, the UCC and/or Standard Letter of Credit Practice, (ii) the ISP shall prevail in case of conflict between the ISP and the UCC or other Standard Letter of Credit Practice if the Credit is governed by the ISP, and (iii) the UCP shall prevail in case of a conflict between the UCP and the UCC or other Standard Letter of Credit Practice if the Credit is governed by the UCP.
11.    Consent to Jurisdiction and Venue.

(a)
EACH CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST BANK OR ANY INDEMNIFIED PERSON IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST ANY CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b)
EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (A) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c)
BANK AND EACH CREDIT PARTY IRREVOCABLY AGREE THAT SERVICE OF PROCESS MAY BE DULY EFFECTED UPON IT BY MAILING A COPY THEREOF, BY CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT ITS ADDRESS SET FORTH IN SECTION 14 BELOW. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

12.    WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH CREDIT PARTY AND BANK (WHEN IT ISSUES A CREDIT) KNOWINGLY AND VOLUNTARILY WAIVE ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED ON, ARISING OUT OF, OR RELATING TO ANY CREDIT DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (ORAL OR WRITTEN) OR ACTIONS OF SUCH CREDIT PARTY OR BANK WITH RESPECT THERETO. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BANK TO ISSUE THE CREDIT.

13.    Bankruptcy and Forfeiture Reinstatement. If any consideration transferred to Bank in payment of, or as collateral for, or in satisfaction of the Obligations, shall be voided in whole or in part as a result of (a) a subsequent bankruptcy or insolvency proceeding; (b) any forfeiture or seizure action or remedy; (c) any fraudulent transfer or preference action or remedy; or (d) any other civil, criminal or equitable proceeding or remedy, then Bank’s claim to recover the voided consideration shall be a new and independent claim arising under the applicable Credit Document and shall be due and payable immediately by the Credit Parties that are obligated therefor under the terms of the Credit Documents.
14.    Notices. Unless otherwise expressly provided herein, all notices, Instructions, approvals, requests, demands, consents and other communications provided for hereunder (collectively, “notices”) shall be in writing (including by facsimile or other electronic transmission approved by Bank). All notices shall be sent by regular U.S. mail or certified mail prepaid, by facsimile or other electronic transmission approved by Bank, by hand delivery, by Federal Express (or other comparable domestic or international delivery service) prepaid to the applicable address, facsimile number or electronic mail address set forth on the signature page hereof in the case of any Credit Party; provided, that for any notices sent to Credit Parties other than Guarantor, a copy of such notice shall be sent to Guarantor, by regular U.S. mail or certified mail prepaid, by facsimile or other electronic transmission approved by Bank, by hand delivery, by Federal Express (or other comparable domestic or international delivery service) prepaid to the applicable address, facsimile number or electronic mail address of Guarantor set forth on the signature page hereof. All notices to Bank shall be directed to (i) the office of Bank issuing the Credit and (ii) if Bank approves of receiving notices by email, to the email address of Bank provided from time to time by Bank to the Credit Parties, in each case with a copy to: Wells Fargo Bank, 301 S. College Street, MAC D1053-115, Charlotte, NC 28202, Attn: Will Goley, email: will.goley@wellsfargo.com. Bank may, but shall not be obligated to, require authentication of any electronic transmission. Notices sent by hand, Federal Express (or other comparable domestic or international delivery service) or certified mail shall be deemed to have been given when received; notices sent by regular U.S. mail shall be deemed to have been received five (5) days after deposit into the U.S. mail; notices sent by facsimile or other electronic transmission shall be deemed to have been given when sent and receipt has been confirmed. Any Credit Party or Bank may change its address for notices by notifying the other of the new address in any manner permitted by this Section. Unless otherwise agreed by Bank, Bank in its discretion may accept an Application or seek or receive Instruction from, or give or send notice to, any Applicant regarding a Credit issued for its account, including, without limitation, any amendment thereto or waiver of any discrepancy thereunder, and each Applicant shall be bound by and hereby affirms the Instructions of the other. Each Credit Party irrevocably consents that service of process may be made by registered or certified mail directed to it at the address of its agent for service of process, Renaissance Reinsurance U.S. Inc., 140 Broadway, Suite 4200, New York, New York 10005, and RRUS hereby irrevocably accepts such appointment.
15.    Waiver and Amendments. No modification, amendment or waiver of, or consent to any departure by Bank or any Credit Party from, any provision of any Credit Document will be effective unless made in a writing signed by the Credit Parties (in the case of the Bank) or Bank (in the case of any Credit Party), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No party’s consent to any amendment, waiver or modification shall mean that such party will consent or has consented to any other or subsequent request to amend, modify or waive a term of any Credit Document. No delay by any party in exercising any of its rights or remedies shall operate as a waiver, nor shall any single or partial waiver of any right or remedy preclude any other further exercise of that right or remedy, or the exercise of any other right or remedy.
16.    Successors and Assigns. Each Credit Document to which a Credit Party is a party will be binding on such Credit Party’s successors and permitted assigns, and shall inure to the benefit of the respective successors and permitted assigns of such Credit Party and Bank. Bank may assign its rights and obligations under each Credit Document, including its rights to reimbursement regarding any Credit, in whole or in part, with Guarantor’s consent (such consent not to be unreasonably withheld or delayed); provided that Guarantor shall be deemed to have consented to any such assignment unless it objects by written notice to Bank within five (5) Business Days after having received notice thereof; and, provided further, that Guarantor’s consent to an assignment to any Person shall not be required if (i) the assignment is to an affiliate of Bank or (ii) an Event of Default has occurred and is continuing. Bank may sell to one or more Persons participations in or to all or a portion of its rights and obligations under the Credit Documents. Any assignment in violation of this Section 16 shall be void. No Credit Party may assign or transfer any of its interests, rights or remedies related to any Credit Document, in whole or in part, without the prior written consent of Bank.
17.    Severability. Whenever possible, each provision of each Credit Document shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision of any Credit Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of such Credit Document.
18.    Entire Agreement. This Agreement, together with the other Credit Documents and any other agreement, document or instrument referred to herein, constitute the final, exclusive and entire agreement and understanding of, and supersede all prior or contemporaneous, oral or written, agreements, understandings, representations and negotiations between, the parties relating to the subject matter of the Credit Documents, provided that this Agreement shall not supersede any reimbursement agreement (however titled) that has been entered into specifically with respect to any “direct pay” standby letter of credit or other similar standby letter of credit where the terms of such reimbursement agreement have been drafted to specifically address the particular attributes of, or the particular circumstances of the underlying transaction supported by, such standby letter of credit.
19.    Continuing Agreement. This Agreement is a continuing agreement and may not be terminated by any Applicant with respect to itself except upon (i) thirty (30) days’ prior written notice of such termination by such Applicant to Bank at the address set forth in Section 14, (ii) reimbursement and/or payment of all Obligations of such Applicant, and (iii) the expiration or cancellation of all Credits issued hereunder for the account of such Applicant. Notwithstanding the foregoing sentence, if a Credit is issued in favor of a sovereign or commercial entity, which is to issue a guarantee or undertaking on any Applicant’s behalf in connection therewith, or is issued as support for such a guarantee, such Applicant shall remain liable with respect to such Credit until Bank is fully released in writing by such entity.
20.    Guaranty.

(a)
In order to induce Bank to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by Guarantor from the Credits hereunder, Guarantor hereby unconditionally, absolutely and irrevocably guarantees, as a primary obligor and not merely as surety, the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of all payment Obligations of RRL, RRUS and RRE AG (the “Guaranteed Applicants”) under the Credit Documents. This guaranty is a guaranty of payment and not of collection. Upon failure by any Guaranteed Applicant to pay punctually any such amount, Guarantor agrees to pay forthwith on demand the amount not so paid at the place and in the manner specified in this Agreement.

(b)	The obligations of Guarantor under this Section 20 shall be unconditional, absolute and irrevocable, and, without limiting the generality of the foregoing, shall not be released,

discharged or otherwise affected by: (i) any extension, settlement, compromise, renewal, waiver or release (including with respect to any Collateral) in respect of any obligation of any other obligor under any of the Credit Documents, by operation of law or otherwise; (ii) any modification or amendment of or supplement to any of the Credit Documents; (iii) any release, non-perfection or invalidity of any direct or indirect security for any obligation of any other obligor under any of the Credit Documents; (iv) any change in the corporate existence, structure or ownership of any obligor, or any proceeding under any Bankruptcy Law or other similar proceeding affecting any other obligor or its assets or any resulting release or discharge of any obligation of any other obligor contained in any of the Credit Documents; (v) the existence of any claim, set-off or other rights which any obligor may have at any time against any other obligor, Bank or any other corporation or person, whether in connection with any of the Credit Documents or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim; (vi) any invalidity or unenforceability relating to or against any other obligor for any reason of any of the Credit Documents, or any provision of applicable law or regulation purporting to prohibit the payment by any other obligor of principal, interest or any other amount payable under any of the Credit Documents; (vii) any law, regulation or order of any jurisdiction, or any other event, affecting any term of any Obligation or Bank’s rights with respect thereto; (viii) the addition or release of any guarantor or the taking, acceptance or release of other guarantees of the Obligations; or (ix) any other act or omission to act or delay of any kind by any obligor, Bank or any other corporation or person or any other circumstance whatsoever (other than the defense of payment) which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to Guarantor’s obligations under this Agreement.

(c)
Guarantor’s obligations under this Agreement shall remain in full force and effect until no Credits shall be outstanding, all Obligations payable by the Applicants under the Credit Documents shall have been paid in full and this Agreement shall have been terminated. If at any time any payment of any Obligation payable by a Guaranteed Applicant under the Credit Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Guaranteed Applicant or otherwise, Guarantor's obligations under this Agreement with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

(d)
Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any corporation or person against any other obligor or any other corporation or person. Guarantor warrants and agrees that each waiver set forth in this Section 20(d) is made with full knowledge of its significance and consequences, and such waivers shall be effective to the maximum extent permitted by law.

(e)
Until all Obligations shall have been paid in full, Guarantor shall not have any right of subrogation relating to or arising from the Obligations. Guarantor hereby waives all rights and defenses it may have arising out of (i) any election of remedies by Bank, even though that election of remedies, such as a non-judicial foreclosure with respect to any security for the Obligations, destroys its rights of subrogation or its rights to proceed against any Guaranteed Applicant for reimbursement, or (ii) any loss of rights it may suffer by reason of any rights, powers or remedies of any Guaranteed Applicant in connection with any anti-deficiency laws or any other laws limiting, qualifying or discharging any Guaranteed

Applicant’s indebtedness for the Obligations. Until all Obligations shall have been paid in full, Guarantor hereby waives any right to enforce any remedy which Bank now has or may hereafter have against any Guaranteed Applicant or any other Person, and waives any benefit of, or any right to participate in, any security now or hereafter held by Bank.

(f)
If acceleration of the time for payment of any amount payable by any Guaranteed Applicant under any of the Credit Documents is stayed upon the occurrence of a proceeding under any Bankruptcy Law with respect to such Guaranteed Applicant, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by Guarantor forthwith on demand by Bank.

(g)
Any indebtedness of any Guaranteed Applicant now or hereafter held by Guarantor is hereby subordinated in right of payment to the Obligations of such Guaranteed Applicant, and any such indebtedness collected or received by Guarantor after receipt of notice of an Event of Default (which has occurred and is continuing) by Bank shall be held in trust for Bank and shall forthwith be paid over to Bank to be credited and applied against such Obligations but without affecting, impairing or limiting in any manner the liability of Guarantor under any other provision hereof.

21.    Amendment and Restatement; No Novation. This Agreement constitutes an amendment and restatement of the Existing Standby LC Agreement. The execution and delivery of this Agreement shall not constitute a novation of any indebtedness or other obligations owing to Bank under the Existing Standby LC Agreement based on facts or events occurring or existing prior to the execution and delivery of this Agreement, nor shall it extinguish, terminate or impair the obligations or the rights or remedies of Bank under the Existing Standby LC Agreement or any other Credit Document. Except as expressly amended in connection with the execution of this Agreement, each Credit Document shall continue in full force and effect in accordance with the provisions thereof on the date hereof, and each Applicant ratifies and reaffirms its obligations, and any grant of security interests and any liens granted, as the case may be, under the Security Documents. Any reference to the Existing Standby LC Agreement or any of the other Credit Documents herein or in any other Credit Documents shall refer to this Agreement and such other Credit Documents as amended in connection with the execution of this Agreement.
22.    Multiple Role Disclosure. Bank and its respective affiliates are engaged in a broad range of financial services and may be acting in multiple roles that may involve interests that differ from those of the Credit Parties and their respective affiliates. Such transactions and roles may involve any Credit Party, any of its affiliates as well as entities or persons and their affiliates which may be involved in transactions arising from or relating to any Credit issued under this Agreement and may be customers or competitors of any Credit Party or any of its affiliates. Each Credit Party acknowledges and accepts that Bank and its affiliates may perform more than one role in relation to any Credit or transactions related to any Credit.
23.    Judgment Currency. The obligations of any Credit Party in respect of any sum due to Bank hereunder or under any other Credit Document shall, notwithstanding any judgment in a currency (the “judgment currency”) other than the currency in which such sum originally due to Bank is denominated (the “original currency”), be discharged only to the extent that on the Business Day following receipt by Bank of any sum adjudged to be so due in the judgment currency Bank may, in accordance with normal, reasonable banking procedures in the relevant jurisdiction, purchase the original currency with the judgment currency. If the amount of the original currency so purchased is less than the sum originally due to Bank in the original currency, such Credit Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Bank against such loss, and if the amount of the original currency so purchased exceeds the sum originally due to Bank, Bank agrees to remit to such Credit Party the amount of such excess. This covenant shall survive the termination of this Agreement and payment of all Obligations.
(a)

APPLICANTS:

Renaissance Reinsurance Ltd.
By: /s/ Aditya K. Dutt
Name: Aditya K. Dutt
Title: Senior Vice President & Treasurer
Address:
Renaissance House
12 Crow Lane
Pembroke HM 19
Bermuda

Facsimile: (441) 296-5037
Email: akd@renre.com

DaVinci Reinsurance Ltd.
By: /s/ Aditya K. Dutt
Name: Aditya K. Dutt
Title: Treasurer
Address:
Renaissance House
12 Crow Lane
Pembroke HM 19
Bermuda

Facsimile: (441) 292-9453
Email:  akd@renre.com

Renaissance Reinsurance U.S. Inc.
By: /s/ James Conway
Name: James Conway
Title: Senior Vice President, General Counsel & Secretary
Address:
140 Broadway, Suite 4200
New York, NY 10005
USA

Facsimile: (212) 619-4092
Email: jconway@renre.com

RenaissanceRe Europe AG
By: /s/ Aditya K. Dutt
Name: Aditya K. Dutt
Title: Authorized Person
Address:
Beethovenstrasse 33
CH-8002, Zürich
Switzerland

Facsimile: +41 43 283 60 99
Email: james.willsher@renre.com

Amended and Restated Standby Letter of Credit Agreement

GUARANTOR:

RenaissanceRe Holdings Ltd.
By: /s/ Robert Qutub
Name: Robert Qutub
Title: Executive Vice President & Chief Financial Officer
Address:
Renaissance House
12 Crow Lane
Pembroke HM 19
Bermuda

Facsimile: (441) 296-5037
Email: akd@renre.com

Amended and Restated Standby Letter of Credit Agreement

BANK:

Wells Fargo Bank, National Association
By: /s William R. Goley
Name: William R. Goley
Title: Managing Director
Address:
550 South Tryon Street, 33rd Floor
MAC: D1086-330
Charlotte NC 28202

Facsimile: (704) 410-0331
Email: will.goley@wellsfargo.com

Amended and Restated Standby Letter of Credit Agreement

SCHEDULE I

METHODOLOGY FOR CALCULATION OF COLLATERAL VALUES

Cash and Eligible Securities	Advance Rate
Cash Denominated in U.S. Dollars	100%

Money Market Mutual Funds (rated AAA/Aaa or “1” by NAIC SVO)	95%

U.S. Government Bills, Notes and U.S. Government Sponsored Agency Securities
Maturity less than or equal to 2 years	95% of Market
Maturity greater than 2 years and less than or equal to 5 years	90% of Market
Maturity greater than 5 years and less than or equal to 10 years	85% of Market

Foreign Government Securities (AA-/Aa3 or better)
Maturity less than or equal to 2 years	95% of Market
Maturity greater than 2 years and less than or equal to 5 years	90% of Market
Maturity greater than 5 years and less than or equal to 10 years	85% of Market

The Collateral Value of cash and other investments listed above for each Applicant shall be calculated by multiplying the fair market value (or, as to cash, the U.S. dollar amount) of such Collateral by the applicable “Advance Rate” set forth above (taking into account the maturity criteria set forth above), in each case as of the close of business on the immediately preceding Business Day or, if such amount is not determinable as of the close of business on such immediately preceding Business Day, as of the close of business on the most recent Business Day on which such amount is determinable, which Business Day shall be not more than 2 Business Days prior to the Business Day as of which the Collateral Value is being calculated; provided that no Collateral (including without limitation cash) shall be included in the calculation of the Collateral Value unless (i) Bank has a first priority perfected security interest (or the equivalent in the applicable jurisdiction) in such Collateral pursuant to the Security Documents and (ii) there shall exist no other liens on such Collateral other than liens in favor of the Custodian that are either (x) subordinated as provided in the Control Agreements or (y) secure payments owing to the Custodian of amounts advanced to settle authorized transactions or pay income or distributions in respect of Collateral; and provided further (1) no security shall be included in the calculation of Collateral Value unless it is listed on a national securities exchange or freely tradable at readily established prices in over-the-counter transactions, (2) other than Cash, U.S. Government Bills, Notes and U.S. Government guaranteed securities, if any single corporate issuer (or any affiliate thereof) represents more than 10% of the Collateral Value pledged by any Applicant, the excess over 10% shall be excluded, (3) Bank in its reasonable discretion may exclude any investment from inclusion as Collateral (and will give notice of such exclusion to such Applicant), (4) all maturities are calculated from the relevant date of determination of the Collateral Value, and (5) no Collateral denominated in a currency other than U.S. dollars is permitted.